Exhibit 6
CONSENT
     In accordance with Section 321(b) of the Trust Indenture Act of 1939, and in connection with the proposed issue of TEPPCO Partners, L.P. debt securities, the undersigned, U.S. BANK NATIONAL ASSOCIATION hereby consents that reports of examination of the undersigned by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.
Dated: March 26, 2008

By:	/s/ Steven Finklea
Steven Finklea
Vice President

By:	/s/ Raymond Haverstock
Raymond Haverstock
Vice President